Exhibit F-2(b)










                                      New York, New York
                                      October 20, 1995


   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D.C.  20549


   Ladies and Gentlemen:

             We are familiar with (A) the application-declaration on Form U-1 (File No. 70-8511), as amended ("Application-Declaration"), filed with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, by System Energy Resources, Inc. ("Company") and the other companies named therein contemplating, among other things, the issuance and sale of one or more series of the Company's debentures, (B) the Commission's orders, dated May 9, 1995 and August 18, 1995, granting and permitting to become effective the Application-Declaration with respect to the foregoing matters ("Orders"), and (C) the subsequent issuance and sale by the Company on October 11, 1995, of $30,000,000 in aggregate principal amount of its 7.38% Debentures due October 1, 2000 ("Debentures"). In connection therewith, we advise as follows:

             (1) The Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

             (2) The issuance and sale of the Debentures have been consummated in accordance with the Application-
        Declaration and the Orders.

             (3) All state laws that relate or are applicable to the issuance and sale of the Debentures (other than so-called "blue-sky" or similar laws, upon which we do not pass herein) have been complied with.

             (4)  The Debentures are valid and binding
        obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights.

             (5) The consummation of the issuance and sale of the Debentures has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

             We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state. In giving this opinion, we have relied, as to all matters governed by the laws of the State of Arkansas and of the State of Mississippi, upon an opinion of even date herewith of Wise Carter Child & Caraway, Professional Association, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

             We hereby consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                                 Very truly yours,

                                 /s/ Reid & Priest LLP

                                 REID & PRIEST LLP